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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Dobson Communications Corporation

(Name of Registrant as Specified In Its Charter)

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DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134

To the Shareholders of Dobson Communications Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Dobson Communications Corporation to be held on June 4, 2007, at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, commencing at 9:00 a.m., local time. We look forward to personally greeting as many of our shareholders as possible at the meeting.

The Notice of the Annual Meeting and Proxy Statement accompanying this letter provide information concerning matters to be considered and acted upon at the meeting. A report on our operations will be presented at the meeting, followed by a question-and-answer and discussion period.

We know that most of our shareholders are unable to attend the Annual Meeting in person. We solicit proxies so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

Thank you for your continued interest in Dobson Communications Corporation.

Very truly yours,

EVERETT R. DOBSON
Chairman

Enclosures
April 27, 2007

DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 4, 2007

To the Shareholders of Dobson Communications Corporation:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Shareholders of Dobson Communications Corporation will be held at the offices of Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134, on June 4, 2007, commencing at 9:00 a.m., local time, for the following purposes:

1. To elect two Class I directors of Dobson Communications Corporation, each to serve for a term of three years;

2. To approve the 2007 Performance Bonus Plan for officers;

3. To ratify and approve the selection of KPMG LLP as the independent registered public accounting firm for Dobson Communications Corporation for 2007; and

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 16, 2007, as the record date for the meeting, and only holders of common stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

STEPHEN T. DOBSON
Secretary

Oklahoma City, Oklahoma
April 27, 2007

EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF CLASS A COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THIS PURPOSE.

DOBSON COMMUNICATIONS CORPORATION
14201 Wireless Way
Oklahoma City, Oklahoma 73134

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
June 4, 2007

This Proxy Statement is furnished by Dobson Communications Corporation in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2007 Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders, and at any and all adjournments of the meeting. Unless the context otherwise requires, all references to “we” and “us” refer to Dobson Communications Corporation and its subsidiaries.

Solicitation and Revocation of Proxies and Voting

The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our corporate Secretary, at 14201 Wireless Way, Oklahoma City, Oklahoma 73134, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment of the meeting as specified in the proxy; however, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

We will pay the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and the accompanying proxy. Such expenses may also include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock. We expect to solicit proxies primarily by mail, but our directors, officers, employees, and agents may also solicit proxies in person or by telephone or by other electronic means. This Proxy Statement and accompanying proxy were first mailed to our shareholders on or about April 27, 2007.

Quorum; Abstentions; Broker Non-Votes

The Annual Meeting will be held only if a quorum is present. The presence, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Where a separate vote by class or classes is required, the presence, in person or represented by proxy, of the holders of a majority of the shares of such class or classes outstanding will constitute a quorum entitled to take action with respect to the vote on that matter. If a quorum for the transaction of business is present, the election of directors will require a plurality of the votes by the shareholders, present in person or represented by proxy. The two directors standing for election at the Annual Meeting will be elected by a plurality of the votes by the holders of our Class A common stock and Class B common stock, voting together as a single class. See Proposal I — Election of Directors.

You may, with respect to the election of directors:

•	vote for the election of all nominees named in this Proxy Statement;

•	withhold authority to vote for all such nominees; or

•	withhold authority to vote for any nominee.

Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of the NASDAQ Global Select Market with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes. The approval of the 2007 Performance Bonus Plan and the ratification of the selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy at the Annual Meeting. Abstentions will be counted in tabulating the votes for each such proposal and, therefore, will have the same effect as a vote against, the approval of the 2007 Performance Bonus Plan and the ratification of the selection of KPMG LLP as our independent registered public accounting firm, as applicable. Broker non-votes will not be counted as shares present in tabulating the votes on a proposal.

As a matter of policy, we maintain proxies and voting tabulations that identify individual shareholders on a confidential basis. We make such documents available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

Only the holders of outstanding shares of our Class A common stock and our Class B common stock of record at the close of business on April 16, 2007, are entitled to receive notice of and to vote at the Annual Meeting. On April 16, 2007, we had outstanding 151,906,076 shares of our Class A common stock and 19,418,021 shares of our Class B common stock. Each share of Class A common stock issued and outstanding on the record date is entitled to one vote and each share of Class B common stock issued and outstanding on the record date is entitled to ten votes on each matter as to which such shares are entitled to vote upon at the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight persons. Our Amended and Restated Certificate of Incorporation provides for three classes of directors, designated as Class I, Class II and Class III. The directors whose terms expire in 2007 have been designated as our Class I directors; the directors whose terms expire in 2008 have been designated as our Class II directors; and the directors whose terms expire in 2009 have been designated as our Class III directors. The term of each class of directors is normally three years, and the term of one class expires each year in rotation. The following is a list of our current directors, by class:

Class I	Fred J. Hall
Steven P. Dussek
Class II	Mark S. Feighner
Justin L. Jaschke
Albert H. Pharis, Jr.
Class III	Everett R. Dobson
Stephen T. Dobson
Robert A. Schriesheim

In conjunction with the 2003 restructuring of, and our acquisition of the outstanding equity interests in, American Cellular Corporation, we agreed to and did amend our Certificate of Incorporation to provide that two of our directors would be designated by the Board as a “Director Designated by Class A Holders” (our “Class A directors”) and be elected by a vote of only holders of our Class A common stock, voting as a separate class. As part of this agreement, we agreed to appoint two Class A directors, one to serve for a term expiring with the Annual Meeting of Shareholders in 2005 and the other to serve for a term expiring at the Annual Meeting of Shareholders in 2006. Messrs. Feighner and Schriesheim, who are our Class A directors, were appointed to our Board of Directors on February 18, 2004. Mr. Feighner is a Class II director whose term was renewed at the 2005 Annual Meeting of

Shareholders to now expire in 2008 and Mr. Schriesheim is a Class III director whose term was renewed at the 2006 Annual Meeting of Shareholders to now expire in 2009.

Effective November 21, 2006, our Board of Directors adopted a resolution increasing the size of our Board of Directors from seven to eight persons, and appointed Steven P. Dussek to fill the vacancy thus created. Mr. Dussek has been designated a Class I director, and will hold office until the Annual Meeting of Shareholders in 2007, or until his successor has been duly elected and qualified. Mr. Dussek is our President and Chief Executive Officer. Mr. Dussek does not currently serve on, nor has he been named to serve on, any of our committees of our Board.

The Nominating Committee has recommended to the Board of Directors that each of Fred J. Hall and Steven P. Dussek be nominated for re-election. Messrs. Hall and Dussek, each of whom is currently a director, have been nominated by the Board of Directors for election as Class I directors at the Annual Meeting to serve for a three-year term. Six directors will continue in office to serve pursuant to their prior elections. The Board of Directors proposes that Messrs. Hall and Dussek each be elected for a three-year term expiring in 2010. The election of these two non-Class A directors must be approved by a plurality of the votes by the holders of our Class A common stock and Class B common stock, voting as a single class, present in person or represented by proxy at the Annual Meeting. Mr. Hall currently chairs the Audit Committee and serves on the Corporate Governance and Nominating Committee.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Fred J. Hall and Steven P. Dussek. Should either of Messrs. Hall or Dussek become unable or unwilling for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person as the Board of Directors may propose to replace such nominee. We know of no reason why Messrs. Hall and Dussek will be unavailable, unable or unwilling to serve.

The names of the directors standing for election and the directors whose terms of office will continue after the Annual Meeting, their principal occupations during the past five years, other directorships held and certain other information as of April 24, 2007 are set forth below.

Directors Standing for Election

Nominees for Election by Class A and Class B Common Shareholders

(Class I Director — Term expiring in 2007)

Fred J. Hall, age 54

Fred J. Hall has served as a director since May 2000. Since 1983, Mr. Hall has been Chairman, President and Chief Executive Officer of the Fred Jones Companies, Inc., a privately-held company headquartered in Oklahoma City, Oklahoma. Since October 2002, Mr. Hall has been Chairman of the Board of Managers of the general partners of Catalyst/Hall Growth Capital, LP, Catalyst/Hall Equity Capital, LP, Catalyst Hall Private Equity Fund and Hall Capital Partners Equity Fund, each of which are venture capital investment companies. Mr. Hall was with the United States Department of State, serving as Assistant Secretary for European and Canadian Affairs, from 1986 to 1998. Mr. Hall has served as Chairman of the Oklahoma Turnpike Authority from February 1995 to March 2004. In addition, Mr. Hall serves on the boards of numerous civic and cultural organizations. Mr. Hall received a Bachelor of Arts degree from Vanderbilt University in 1974 and a Master of Science degree in Business Administration from the University of Southern California in 1976.

Steven P. Dussek, age 50

Steven P. Dussek became our Chief Executive Officer and President effective April 11, 2005. Mr. Dussek has served as a director of NII Holdings, Inc., a publicly held provider of mobile communications for business customers in Latin America, since 1999. From 1999 until 2000, Mr. Dussek was the Chief Executive Officer of NII Holdings. Mr. Dussek was the President and Chief Operating Officer of NII Holdings from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek served in various senior management positions with Nextel

Communications, Inc., most recently as Executive Vice President and Chief Operating Officer. From 1995 to 1996, Mr. Dussek served as Vice President and General Manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as Senior Vice President and Chief Operating Officer of Paging Networks, Inc., a paging company.

Directors Continuing in Office

(Class II Directors — Term expiring in 2008)

Mark S. Feighner, age 58

Mark S. Feighner has served as a director since February 2004. He was a venture partner in Austin Ventures L.P., an Austin, Texas early-stage investor in and advisor to telecommunications companies, from September 2000 to January 2003. From 1995 to February 2000, Mr. Feighner served as President of GTE Wireless (formerly GTE Mobilnet). From 1972 to 1995, Mr. Feighner served in various capacities with GTE Telephone Operations, including as Vice President and General Manager of GTE Communications Corporation, General Manager of GTE-Florida, Vice President of GTE Telephone Operations for Sales, Product Management and Program Management. Mr. Feighner served on the board of the Cellular Telecommunications Internet Association from September 1995 to February 2000. Mr. Feighner is a member of the advisory board of the Kelley School of Business at Indiana University. He holds a Bachelor of Science degree in Business and Marketing from Indiana University.

Justin L. Jaschke, age 49

Justin L. Jaschke has served as a director since 1996. Mr. Jaschke was the Chief Executive Officer and a director of Verio Inc., an Internet services provider based in Englewood, Colorado, from its inception in March 1996 until February 2004. Prior to March 1996, Mr. Jaschke served as Chief Operating Officer for Nextel Communications, Inc. following its merger with OneComm Corporation in July 1995. Mr. Jaschke served as OneComm’s President and a member of its Board of Directors from 1993 until its merger with Nextel. From May 1990 to April 1993, Mr. Jaschke served as President and Chief Executive Officer of Bay Area Cellular Telephone Company. Mr. Jaschke currently serves on the Board of Directors of Positive Networks, Inc., a leading virtual private networking services provider, and on the Board of Trustees of his alma mater, the University of Puget Sound. Mr. Jaschke served on the Board of Directors of Metricom, Inc., a wireless data communications provider until November 2001. Mr. Jaschke was a director of our former subsidiary, Logix from March 1998 until April 2003. Mr. Jaschke has a Bachelor of Science degree in mathematics from the University of Puget Sound and a Master of Science in Management from the Massachusetts Institute of Technology Sloan School of Management.

Albert H. Pharis, Jr., age 57

Albert H. Pharis, Jr. has served as a director since December 1998. Since February 2003, Mr. Pharis has been Chairman of the Board, Chief Executive Officer and a director of Ortheon Medical, a medical device company based in Orlando, Florida. In September 1999, Mr. Pharis became a director of Logix and the Chief Executive Officer of Logix Communications Enterprises, Inc. He ceased to be the Chief Executive Officer of Logix Communications Enterprises in April 2001 and, in April 2003, upon completion of the Logix Chapter 11 proceeding, he ceased to be a director of Logix. Mr. Pharis served as President, Chief Executive Officer and director of Sygnet Wireless, Inc. and Sygnet Communications, Inc. from 1985 to December 1998. During that time, he was active as a board member of the Cellular Telecommunications Internet Association from 1985 through 1998, and as a member of its Executive Committee from 1989 through 1998. He has also served as Chairman of the CTIA’s Small Operators Caucus during several of those years.

(Class III Directors — Term expiring in 2009)

Everett R. Dobson, age 47

Everett R. Dobson has served as a director since 1990 and as an officer since 1982. From 1990 to 1996, he served as a director and our President and Chief Operating Officer and as President of our cellular subsidiaries. He was elected our Chairman of the Board and Chief Executive Officer in April 1996. Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005, but continues to serve as executive Chairman of the Board. Mr. Dobson served on the board of the Cellular Telecommunications Internet Association in 1993 and 1994. Prior to October 1999, Mr. Dobson was Chairman of the Board and Chief Executive Officer of our former subsidiary, Logix Communications Enterprises, Inc., and a director of Dobson Telephone Company. We refer to Logix Communications Enterprises, Inc. and its subsidiaries, Logix Communications, Inc. and Dobson Telephone Company, collectively as Logix. In October 1999, he ceased to serve as Chief Executive Officer of Logix. In March 2002, he resigned as a director of Logix Communications Enterprises, Inc. and Logix Communications Corporation, but remained a director of Dobson Telephone Company. In February 2002, Logix Communications Enterprises, Inc. and Logix Communications, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and in April 2003 successfully completed a plan of reorganization. As part of the plan of reorganization, the name of Logix Communications Enterprises was changed to Intelleq Communications Corporation, or Intelleq, and the name of Logix Communications, Inc. was changed to DWL Holding Company, or DWL. On April 25, 2003, in connection with the completion of the Logix Chapter 11 reorganization proceeding, Mr. Dobson became a director of Intelleq and DWL. He holds a Bachelor of Arts degree in Economics from Southwestern Oklahoma State University and currently sits on its Foundation Board and chairs its Investment Committee.

Stephen T. Dobson, age 44

Stephen T. Dobson has served as a director since 1990. He served as our Treasurer from 1990 until September 1998, and he has served as our Secretary since 1990. He has also served as General Manager and Secretary of Dobson Telephone Company from 1994 to 1998 and 1990 to 1998, respectively. He was President and a director of Logix from January 1997 until March 2002, at which time he resigned as a director and executive officer of Logix Communications Enterprises, Inc. and Logix Communications Corporation, but remained a director and executive officer of Dobson Telephone Company. On April 25, 2003, upon the completion of the Logix Chapter 11 proceeding, he became a director of Intelleq and DWL. Mr. Dobson became Vice Chairman of the Board and Chief Executive Officer of DWL on April 25, 2003. He holds a Bachelor of Science degree in Business Administration from the University of Central Oklahoma.

Robert A. Schriesheim, age 46

Mr. Schriesheim has served as a director since February 2004. He has served as Executive Vice President and Chief Financial Officer of Lawson Software (Nasdaq:LWSN) since October 2006 and as a board director since May of 2006. From 2002 until October 2006, he was a venture partner and general partner of ARCH Development Partners, LLC, a Chicago, Illinois-based technology venture capital fund. From September 1999 to March 2002, Mr. Schriesheim was Executive Vice President of Corporate Development, Chief Financial Officer and a director, of Global Telesystems, Inc., a London, England-based, publicly traded telecommunications provider. He also served as Executive Vice President — Chief Corporate Development Officer for Global Telesystems in 1999. In 2001, Global Telesystems filed, in prearranged proceedings, a petition for surseance (moratorium), offering a composition, in the Netherlands and a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, both to facilitate the sale of Global Telesystems. All such proceedings were approved, confirmed and completed by March 31, 2002. From 1997 to 1999, Mr. Schriesheim was President and Chief Executive Officer of SBC Equity Partners, Inc., a Chicago, Illinois-based private equity firm. From 1996 to 1997, Mr. Schriesheim was Vice President of Corporate Development for Ameritech Corporation, a Chicago, Illinois-based communications company. From 1993 to 1996, he was Vice President of Global Corporate Development for AC Nielsen Company, a subsidiary of Dunn & Bradstreet. Mr. Schriesheim received a Bachelor of Arts degree in chemistry from Princeton University in 1982 and a Masters of Business Administration degree in Finance and Business Economics from the University of Chicago Graduate School of Business in 1986.

Vote Required and Board of Directors’ Recommendation

If a quorum for the transaction of business is present, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of the specific nominees. The two non-Class A directors will be elected by a plurality of the votes by the holders of our Class A common stock and Class B common stock, voting together as a single class.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. FRED J. HALL AND STEVEN P. DUSSEK AS DIRECTORS.

PROPOSAL II

APPROVAL OF THE 2007 PERFORMANCE BONUS PLAN

At the Annual Meeting, shareholders will be asked to approve the 2007 Performance Bonus Plan for all of our officers whom are employees. The 2007 Performance Bonus Plan was originally presented and recommended to the Compensation Committee of the Board by our President and CEO, Mr. Steven P. Dussek. The Compensation Committee determined that the proposed 2007 Performance Bonus Plan properly emphasizes our 2007 operational areas appropriate to induce management and staff to achieve the outlined goals and areas of improvement for 2007.

The 2007 Performance Bonus Plan was adopted by the Board on March 1, 2007 to motivate and direct all of our 19 officers whom are employees to obtain certain key objectives and the Board directed that the plan be submitted to the shareholders. These objectives were chosen by the Compensation Committee as key objectives for 2007 because they are the predominate factors used in determining the growth and success of our business. The 2007 Performance Bonus Plan has two separate areas of performance criteria: company performance and individual performance, described more below.

Bonus Plan Criteria — Company Performance.  A portion, ranging from 20% to 100%, of each officer’s cash incentive bonus is based on obtaining certain company performance objectives. Messrs. Everett R. Dobson, Steven P. Dussek and Bruce R. Knooihuizen all have 100% of their cash incentive bonus allocated to the company performance objectives. These company performance objectives are included below:

• Increase in Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA
• Total revenue growth
• Increases in net customer additions
• Lower churn rate
• Increasing free cash flow
• Improving customer satisfaction ratings

Bonus Plan Criteria — Individual Performance.  The individual performance portion of the annual cash incentive bonus for the 16 remaining officers is in place to allow more specific goals to be met and obtained at the individual level. The criteria set forth in this portion of the bonus is more directly related to each officer’s specific job functions and responsibilities, thus, when performing these functions at a high level, the officer will be compensated accordingly.

The percentage allocated between the company performance objectives and the individual’s performance resulted from what the Compensation Committee believes represents the adequate allocation to properly motivate and direct these officers to perform at their best. The possible bonus payout for each objective can range from 0% to 150% of the objectives target.

2007 Performance Bonus Plan

	2007	2007
	Target	Maximum
Name and Position	Bonus ($)	Bonus ($)

Named Executive Officer:
Steven P. Dussek, Chief Executive Officer, President and Director	$550,000	$825,000
Bruce R. Knooihuizen, Executive Vice President and Chief Financial Officer	270,000	405,000
Everett R. Dobson, Director and executive Chairman of the Board	425,000	637,500
Frank Franzese, Senior Vice President of Sales	174,000	261,000
Timothy J. Duffy, Senior Vice President and Chief Technical Officer	138,500	207,750
All executive officers as a group (6 persons)	1,693,500	2,540,250
All employees, including our current officers who are not executive officers, as a group (13 persons)	1,250,393	1,875,590

Vote Required and Board of Directors’ Recommendation

Shareholder ratification of the 2007 Performance Bonus Plan is not required by our By-Laws or otherwise. However, we are submitting the 2007 Performance Bonus Plan to the shareholders for ratification as a matter of good corporate practice and to obtain certain potential tax benefits as described below. If a quorum for the transaction of business is present, the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy is required to approve the 2007 Performance Bonus Plan for officers for the fiscal year 2007. If the shareholders fail to approve, the Compensation Committee will reconsider the 2007 Performance Bonus Plan. Even if the 2007 Performance Bonus Plan is approved, the Compensation Committee can, at its discretion, make any changes and modifications to the 2007 Performance Bonus Plan at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

Dobson CC Limited Partnership, or DCCLP, a limited partnership controlled by Mr. Everett R. Dobson and Mr. Stephen T. Dobson, owns shares of common stock representing over 56% of the total voting power of our outstanding common stock. Mr. Everett R. Dobson is an employee and one of our executive officers, thus, he is covered by the 2007 Performance Bonus Plan. DCCLP intends to vote in favor of this proposal, in which case the approval of this proposal would be assured.

We are submitting the 2007 Performance Bonus Plan to our shareholders for approval in order to preserve our ability under Section 162(m) of the Internal Revenue Code to take a tax deduction for amounts paid under the plan, as described below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2007 PERFORMANCE BONUS PLAN FOR OFFICERS OF DOBSON COMMUNICATIONS CORPORATION FOR FISCAL YEAR 2007.

PROPOSAL III

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been recommended by the Audit Committee of our Board of Directors for reappointment as our independent registered public accounting firm for fiscal year 2007. KPMG served as our independent registered public accounting firm for the year ended December 31, 2006. KPMG is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Vote Required and Board of Directors’ Recommendation

Shareholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, we are submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. If a quorum for the transaction of business is present, the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, voting together as a single class, present in person or represented by proxy is required to ratify the selection of KPMG as our independent registered public accounting firm for fiscal year 2007. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR DOBSON COMMUNICATIONS CORPORATION FOR FISCAL YEAR 2007.

GOVERNANCE

Board Meetings and Committees

The Board of Directors has the responsibility of establishing our broad corporate policies and for our overall performance. Most Board members are not involved in our day-to-day operations. However, Mr. Steven P. Dussek, our Chief Executive Officer, and Mr. Everett R. Dobson, our Chairman of the Board, are two of our executive officers whom are involved in our day-to-day operations. Therefore, the Board is kept informed of our business through discussions with Messrs. Dussek and Dobson and other officers; by reviewing analyses and reports provided to it on a regular basis; and by participating in Board and Committee meetings. Our Board of Directors has determined that Messrs. Fred J. Hall, Justin L. Jaschke, Albert H. Pharis, Jr., Robert A. Schriesheim and Mark S. Feighner are independent directors under the applicable rules of the NASDAQ Global Select Market.

Meetings.  Our Board of Directors held 10 meetings during 2006. Messrs. Everett R. Dobson, Mark S. Feighner, Fred J. Hall and Albert H. Pharis, Jr. were present at all meetings of the Board. Messrs. Stephen T. Dobson, Justin L. Jaschke and Robert S. Schriesheim attended nine of the meetings and Mr. Steven P. Dussek attended two meetings, which were the only two meetings held since his appointment as a director on November 21, 2006. The Board has established four standing committees of the Board of Directors, which include the Audit Committee, the Compensation Committee, the Strategic Planning Committee and the Corporate Governance and Nominating Committee. In accordance with our Amended and Restated By-Laws, the Board of Directors annually elects from its members the members of each Committee.

The table below provides committee assignments and 2006 meeting information for each of the Board Committees:

Corporate
Governance &
	Audit		Compensation		Strategic Planning		Nominating

2006 Meetings	4		1		2		2
Board Members:
Everett R. Dobson	—		—		X		—
Steven P. Dussek	—		—		—		—
Stephen T. Dobson	—		—		—		—
Robert A. Schriesheim	X		—		—		X	*
Fred J. Hall	X	*	—		—		X
Mark S. Feighner	—		X		X	*	—
Justin L. Jaschke	X		X	*	X		—
Albert H. Pharis, Jr.	X		X		X		X

*	Indicates Committee Chair

Audit Committee.  The Audit Committee is composed of non-employee directors, all of whom currently meet the “independence” standards of the NASDAQ Global Select Market and of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, as more fully described below under the caption “Audit Committee Report”. The Audit Committee annually considers the qualifications of our independent registered public accounting firm and makes recommendations to the Board on the engagement of the independent registered public accounting firm. The Audit Committee meets quarterly with representatives of the independent registered public accounting firm and is available to meet at the request of the independent registered public accounting firm. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent registered public accounting firm, and considers and authorizes the fees for both audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee reviews and approves related party transactions. The Audit Committee met four times during 2006. Messrs. Fred J. Hall and Albert H. Pharis, Jr. were present at all meetings of the Audit Committee. Messrs. Justin L. Jaschke and Robert S. Schriesheim attended three of the meetings. The Audit Committee has adopted a written charter which is available on our website at http://www.dobson.net.

Compensation Committee.  Currently, the members of our Compensation Committee are non-employee directors who meet the “independence” standards of the NASDAQ Global Select Market, but are eligible to participate in any of the plans or programs that the Compensation Committee administers. The Compensation Committee approves the standards for setting salary ranges for our executive officers, reviews and approves the salaries for all other of our officers, and specifically reviews and approves the compensation of our senior executives. The Compensation Committee reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. The Compensation Committee also administers our stock option plans and approves stock option grants for our executive officers. See “Compensation Discussion and Analysis” included elsewhere herein for further discussion of what role the Compensation Committee plays in determining all elements of our executive compensation. During 2006, the Compensation Committee met one time and all persons who were members were in attendance. The Compensation Committee has adopted a written charter which is available on our website at http://www.dobson.net.

Strategic Planning Committee.  Our Strategic Planning Committee has been formed to study, consider, analyze and develop long-term strategic initiatives, guidelines, recommendations and/or plans for us. Our Strategic Planning Committee held two meetings in 2006 and all persons who were members were in attendance.

Corporate Governance and Nominating Committee.  Our Corporate Governance and Nominating Committee is responsible for identifying qualified candidates to be presented to our Board for nomination as Class A directors, ensuring that our Board and our organizational documents are structured in a way intended to best serve our practices and objectives, and developing and recommending a set of corporate governance principles. In addition, with respect to non-Class A directors, our Corporate Governance and Nominating Committee may submit to our Board the names and qualifications of individuals considered by the Committee and who the Committee believes are qualified to be considered by the Board as candidates for nomination as non-Class A directors, and who may or may not be recommended by the Committee as candidates for nomination. The charter for the Corporate Governance and Nominating Committee requires that the Committee consist of no fewer than three Board members that satisfy the “independence” requirements of the NASDAQ Global Select Market. Each member of our Corporate Governance and Nominating Committee meets these requirements. Our Corporate Governance and Nominating Committee held two meetings in 2006 and all persons who were members were in attendance. A copy of the current charter of the Corporate Governance and Nominating Committee is available on our website at http://www.dobson.net.

The Corporate Governance and Nominating Committee will consider nominees to be our Class A directors as recommended by our Class A shareholders. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating shareholder is the beneficial record owner of our Class A common stock. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. Nominations should be delivered to the Corporate Governance and Nominating Committee at the following address: The Dobson Communications Corporate Governance and Nominating Committee, c/o Robert S. Schriesheim, Committee Chairman, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134.

In considering possible candidates for election as a Class A or non-Class A director, the Corporate Governance and Nominating Committee is guided by the principles that each director should be an individual of high character and integrity and have:

•	independence;

•	wisdom;

•	integrity;

•	an understanding and general acceptance of our corporate philosophies;

•	a valid business or professional knowledge and experience that can bear on our challenges and deliberations and those of our Board of Directors;

•	a proven record of accomplishment with an excellent organization;

•	an inquiring mind;

•	a willingness to speak one’s mind;

•	an ability to challenge and stimulate management;

•	a willingness to commit time and energy to our business affairs; and

•	international and global experience.

Qualified candidates for membership as Class A and non-Class A directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Corporate Governance and Nominating Committee will review the qualifications and background of Class A and non-Class A directors and nominees to become Class A and non-Class A directors, without regard to whether a nominee has been recommended by shareholders.

In addition to considering possible candidates for election as directors, the Corporate Governance and Nominating Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of our Board of Directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of shareholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

In addition, the charter of the Corporate Governance and Nominating Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our Board of Directors, Board committees, management success and planning, and regular meetings of our non-management directors without management in executive sessions.

Communications with Directors

You can contact any member of our Board of Directors by writing to him at the same address provided above for delivery of director nominations. Our shareholders, our employees and any others who wish to contact any non-management member of our Board of Directors or any member of our Audit Committee to report complaints or concerns with respect to accounting, internal accounting, controls or auditing matters, may do so by using the above address, or may call our Helpline at 1-877-888-0002. Employees and others may call the Helpline anonymously. All calls to the Helpline are confidential. Information explaining how our shareholders can contact our Board of Directors is available in the Dobson Profile section of our website at http://www.dobson.net under the heading “About Dobson”, “Board of Directors” and “Contact the Board.”

We do not have a policy requiring members of our Board of Directors to attend annual meetings of our shareholders; however, six directors attended last year’s annual meeting of our shareholders.

Code of Ethics

We have adopted the Dobson Communications Corporation Code of Ethics for our employees, officers and directors, including our principal executive officer and principal accounting officer. Our Code of Ethics is publicly available on our website at http://www.dobson.net. If we make any substantive amendments to our Code of Ethics or grant any waiver, including any implicit waiver, from a provision of this Code to our executive officers or directors, we will disclose the nature of such amendment or waiver on our website.

DIRECTOR COMPENSATION

Our directors, other than Everett R. Dobson and Steven P. Dussek, whom are named executive officers, receive an annual fee of $55,000. Members of our Audit Committee and Strategic Planning Committee each receive an annual fee of $20,000 for each such committee on which they serve. Members of our Compensation Committee each receive an annual fee of $10,000 for serving on the Compensation Committee. We also reimburse all of our directors for out-of-pocket expenses incurred in attending board and committee meetings. Members of our Corporate Governance and Nominating Committee do not receive any fees for serving on such Committee. Director fees and fees payable to members of committees are paid annually, in arrears, for the twelve-month period ending with our annual meeting of shareholders. In addition, from time to time our directors have received other long-term incentives, such as stock options and restricted stock awards. See “Director Summary Compensation Table” below for details.

Director Summary Compensation Table for Fiscal Year 2006

					Change in
					Pension
					Value and
					Non-qualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Board Member	($)	($)(2)	($)(3)	($)	($)	($)	($)

Everett R. Dobson(1)	$—	$—	$—	$—	$—	$—	$—
Steven P. Dussek(1)	—	—	—	—	—	—	—
Stephen T. Dobson	55,000	—	156,865	—	—	—	211,865
Robert A. Schriesheim	75,000	—	148,634	—	—	—	223,634
Fred J. Hall	75,000	116,875	161,421	—	—	—	353,296
Mark S. Feighner	85,000	—	148,634	—	—	—	233,634
Justin L. Jaschke	105,000	116,875	148,634	—	—	—	370,509
Albert H. Pharis, Jr.	105,000	116,875	148,634	—	—	—	370,509

(1)	As discussed above, both Mr. Everett R. Dobson and Mr. Steven P. Dussek are named executive officers; therefore, their respective compensation is discussed and disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections set forth below.

(2)	Represents the compensation costs recognized for financial reporting purposes for the year, which is the expense related to the value of all awards at their issuance date. All stock awards are issued as they become vested. These awards were granted on April 25, 2002. Thus they became fully vested and the final awards were issued on April 25, 2006.

(3)	Represents the compensation costs for financial reporting purposes for the year under Statement of Financial Accounting Standards, or SFAS No. 123(R), which is the expense related to the value of all options issued as they become vested throughout their vesting period. However, the full grant date fair value of each equity award for 2006 was $330,500 (50,000 options valued at $6.61 under the Black-Scholes Pricing Model) for all directors except Mr. Everett R. Dobson and Mr. Steven P. Dussek.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions.  We have a policy requiring that any material transaction that we enter into with our officers, directors or principal shareholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arms-length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. The Audit Committee reviews and approves related party transactions. In addition, the terms of our various debt instruments limit our ability and that of our subsidiaries to enter into transactions with their affiliates.

DCCLP, a limited partnership controlled by Mr. Everett R. Dobson and Mr. Stephen T. Dobson, each of which is an officer and a director of ours, owns a 90% interest in a limited liability company that owns a multi-building office complex in Oklahoma City. As of April 24, 2007, DCCLP owned shares of common stock representing over 56% of the total voting power of our outstanding common stock. We began occupying a significant portion of this complex as our corporate headquarters effective May 1, 2001. Our lease, which covers approximately 144,400 square feet of rentable space, is a 15-year, triple-net lease with an annual rental of $3.3 million. We sublease approximately 31,900 square feet to three tenants, one of which is an affiliate of DCCLP, which paid us $327,195 in 2006 for rent and maintenance to sublease this space.

Messrs. Everett R. Dobson, Stephen T. Dobson, Russell L. Dobson, a former director, Justin L. Jaschke and Albert H. Pharis, Jr. were directors, and Everett R. Dobson and Stephen T. Dobson were executive officers, of Logix Communications Enterprises, Inc. and its subsidiaries, Logix Communications Inc. and Dobson Telephone Company, Inc. and Albert H. Pharis, Jr. was the Chief Executive Officer of Logix Communications Enterprises from September 1999 until April 2001. On February 28, 2002, Logix Communications Enterprises and Logix

Communications filed a petition for reorganization under Chapter 11 of the Bankruptcy Code. On March 27, 2002, Everett R. Dobson and Stephen T. Dobson resigned as directors and executive officers of Logix Communications and Logix Communications Enterprises. On April 25, 2003, the Chapter 11 plan of reorganization became effective, and as part of this plan, Logix Communications was renamed Intelleq Communications Corporation, or Intelleq, and Logix Communications Enterprises was renamed DWL Holding Company, or DWL. In conjunction with consummation of the plan of reorganization, Messrs. Russell L. Dobson, Jaschke and Pharis resigned as directors of Intelleq, DWL and Dobson Telephone Company, and Everett R. Dobson and Stephen T. Dobson became directors and executive officers of Intelleq and DWL. DWL, through its subsidiaries, provides various telecommunications services to us on a fee basis. DWL’s charges are comparable to charges for similar services provided by DWL to unrelated third parties. DCCLP is a principal shareholder of DWL. We purchased $4.3 million of services from DWL, or its subsidiaries, during the year ended December 31, 2006.

Prior to August 15, 1998, Russell L. Dobson was one of our corporate officers and, until February 18, 2004, was one of our directors. Effective August 15, 1998, we entered into a consulting agreement with Mr. Dobson. Under the terms of the consulting agreement, Mr. Dobson has been retained by us through August 31, 2008. In exchange for Mr. Dobson’s services, he receives monthly compensation of $15,000 and insurance benefits commensurate with our employee plan. Mr. Dobson’s responsibilities include, but are not necessarily limited to, representing us at various functions, including trade shows and seminars, assisting with regulatory matters, including appearances where required before regulatory bodies, and analyzing technical and financial data to assist executive officers in strategic planning and forecasting. In addition, Mr. Dobson has agreed not to compete with us during the term of his consulting agreement. On February 18, 2004, Mr. Dobson retired from our Board of Directors, at which time we agreed to pay him a $150,000 retirement stipend and to fully vest all options to purchase shares of our common stock held by him. Our consulting agreement with Mr. Dobson remains in effect.

Prior to October 2003, we provided Mr. Bruce R. Knooihuizen with an automobile that we leased through an unrelated party. In October 2003, Mr. Knooihuizen purchased an automobile and in March 2004, we purchased that automobile from Mr. Knooihuizen for $77,895, which was the amount that Mr. Knooihuizen paid for the automobile, and have provided Mr. Knooihuizen with the use of such automobile.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our Class A common stock to file certain reports with the Securities and Exchange Commission, or SEC, concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2006, all Section 16(a) filing requirements were met, except as described in the following sentence. The following persons each filed one late Form 4: Justin L. Jaschke, Everett R. Dobson; Bruce R. Knooihuizen; Timothy J. Duffy; R. Thomas Morgan; Trent W. LeForce; and Richard D. Sewell, Jr. Each late Form 4 represented a single transaction.

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures.  The Audit Committee has established a policy to pre-approve all Audit Services and Non-Audit Services performed by our independent registered public accounting firm. The Audit Committee also considers whether such services are consistent with the SEC’s rules on auditor independence and considers whether our independent registered public accounting firm is positioned to provide us with effective and efficient audit services needed to properly manage risk or improve audit quality.

KPMG LLP has served as our independent registered public accounting firm since 2002.

Audit Fees.  Audit fees for services for fiscal years ended December 31, 2006 and 2005 related to the audits of our annual financial statements, reviews of our quarterly financial statements and those statements included in our quarterly reports on Form 10-Q, assessments of the effectiveness of the internal controls over our financial reporting and other regulatory filings or engagements approximated $0.9 million for 2006 and $1.0 million for 2005.

Audit-Related Fees.  Audit-related fees billed to us during our fiscal years ended December 31, 2005 and December 31, 2006 for assurance and related services reasonably related to the audit or review of our financial statements, but not otherwise disclosed under the heading “Audit Fees” above, totaled $17,000 for 2005 and $10,000 for 2006. Audit-related fees billed to us in 2005, included fees related to audits of our 401(k) plan, while fees billed to us during 2006, included fees related to the audits of certain of our subsidiaries.

Tax Fees.  No tax fees were billed to us by KPMG during our fiscal years ended December 31, 2005 or December 31, 2006 for tax compliance, tax advice or tax planning.

All Other Fees.  Fees billed to us during our fiscal year ended December 31, 2006 for all other non-audit services totaled approximately $169,000. These services primarily relate to pre-acquisition accounting and operating data verification supporting our due diligence investigations for possible acquisitions. There were no other fees billed to us for the year ended December 31, 2005.

The Audit Committee has determined that the provision of non-audit services by KPMG did not impact the independence of that firm, and was compatible with maintaining such auditor’s independence.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which our management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known or anticipated audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve the anticipated audit services for the upcoming calendar year pending the final approval of terms as ratified with the signing of the engagement letter by the Audit Committee Director. Any requests for non-audit services to be provided by our independent registered public accounting firm are submitted to the full Audit Committee for approval prior to commencing of services.

The Audit Committee pre-approved services which represented the following percentages of fees billed in each category in 2005 and 2006:

	2005	2006

Audit-Related Fees	100.0%	100.0%
All Other Fees	100.0%	100.0%

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Dobson Communications Corporation is responsible for providing independent, objective oversight and review of the accounting functions and internal controls of Dobson Communications Corporation. The Audit Committee is comprised of four non-employee directors of Dobson Communications Corporation. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors of Dobson Communications Corporation in March 2000 and revised in November 2002. The Board of Directors of Dobson Communications Corporation determined that all members of the 2006 Audit Committee were “independent” under the NASDAQ listing standards. The Board of Directors of Dobson Communications Corporation has determined that Fred J. Hall and Robert A. Schriesheim are each independent and that each is an audit committee financial expert, as defined by SEC rules.

This determination has been made by our Board of Directors with respect to: (a) Fred J. Hall based on his professional background, which includes serving as the CEO with financial oversight responsibilities of the Fred Jones Companies, a significantly sized multi-faceted private company, as well as chairing two private equity funds with portfolio company investments; and (b) Robert A. Schriesheim based on his professional background, which includes serving as the CFO of Lawson Software, a publicly traded company, and serving on the board of other publicly traded companies. In addition, Mr. Schriesheim has an MBA in economics and a bachelor’s degree in finance.

The responsibilities of the Audit Committee include recommending to the Board of Directors of Dobson Communications Corporation an accounting firm to serve as the independent registered public accounting firm for Dobson Communications Corporation. The Audit Committee also, as appropriate, reviews and evaluates, and discusses and consults with management, internal audit personnel and Dobson Communications Corporation’s independent accountants regarding, the following:

•	the plan for, and the independent accountants’ report on, each audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of our internal accounting controls, and accounting, financial and auditing personnel;

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements, and recent developments in accounting rules; and

•	the establishment and maintenance of an environment at Dobson Communications Corporation that promotes ethical behavior.

The Audit Committee Charter of Dobson Communications Corporation provides, among other things, that the Audit Committee must pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm of Dobson Communications Corporation. The Audit Committee reviewed the Audit Committee Charter, as revised, and, after appropriate review and discussions, the Audit Committee determined that it had fulfilled its responsibilities under the Audit Committee Charter.

The Audit Committee is responsible for recommending to the Board of Directors of Dobson Communications Corporation that its financial statements be included in the annual report of Dobson Communications Corporation. The Audit Committee took a number of steps in making this recommendation for 2006. First, the Audit Committee discussed with KPMG LLP, the independent registered public accounting firm of Dobson Communications Corporation for 2006, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), including information concerning the scope and results of the audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed KPMG’s independence with KPMG and received the written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. This discussion and disclosure informed the Audit Committee of KPMG’s independence, and assisted the Audit Committee in evaluating such independence. The Audit Committee also concluded that KPMG’s provision of non-audit services to Dobson Communications Corporation was compatible with KPMG’s independence. Finally, the Audit Committee reviewed and discussed, with management of Dobson Communications Corporation and with KPMG, Dobson Communications Corporation’s audited consolidated balance sheets at December 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the year ended December 31, 2006. Based on the discussions with KPMG concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors of Dobson Communications Corporation that the Annual Report on Form 10-K of Dobson Communications Corporation include these financial statements.

AUDIT COMMITTEE

Fred J. Hall (Chair)
Justin L. Jaschke
Albert H. Pharis, Jr.
Robert A. Schriesheim

February 27, 2007

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the compensation philosophy, practices and elements of compensation for our executive officers identified in the Summary Compensation Table, which make up our Named Executive Officers, or NEO’s. The Compensation Committee of the Board, or the Committee, designs and administers all the compensation programs for all of our officers whom are employees. The Committee reviews and evaluates the compensation programs to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.

Objectives of the Compensation Program and what the Program is Designed to Reward

Compensation Philosophy.  Our compensation program for our executive officers is designed to preserve and enhance shareholder value by heavily emphasizing performance-based compensation. The program is directed toward rewarding the following:

•	motivating executives to achieve our business objectives;

•	rewarding executives for their achievement; and

•	attracting and retaining executive officers who contribute to our long-term success.

Competition is intense for executives within the telecommunications industry, with companies aggressively recruiting management talent. Therefore, a key design criterion for our compensation program is the retention of our officers and other key employees.

Compensation Components.  All of our compensation components for our NEO’s have, as a primary purpose, the purpose to motivate, reward and retain the highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Our executive compensation program has four primary elements:

•	base salary and retirement, medical and related benefits designed to attract and retain employees over time;

•	annual cash incentive bonuses designed to focus management on key individual and company performance objectives for a particular year that the Committee considers relevant;

•	long-term incentives, consisting mainly of stock options to focus executive efforts on our long-term success, including increases in our stock price and growth in earnings per share; and

•	employment contracts containing severance and change of control plans designed to attract and retain executives as the marketplace competes for talented telecommunication employees where such protections are commonly offered.

2006 Key Objectives.  The key objectives for 2006 that the Committee used in motivating and rewarding executives included the following:

•	increase in Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA;

•	increases in gross and net customer additions;

•	lower churn rate;

•	increase in average revenue per unit, or ARPU;

•	improvement in customer satisfaction ratings;

•	control costs associated with gross customer additions; and

•	additional individual performance factors for each officer covered by the 2006 bonus plan.

The Elements of the Compensation Program

Base Salary and Benefits

Base Salary.  Executive officer base salaries are based on job responsibilities and individual contribution, as well as comparisons to internal peers with comparable leadership positions. In addition, periodically, these factors are reviewed against market conditions, including the base salary levels of executives at peer companies, and adjusted if appropriate. Early every year, the Committee recommends and the Board approves the base salary of all of our officers, including the NEO’s.

For 2006, the Committee recommended and the Board approved base salary increases of 5% for each of Mr. Steven P. Dussek and Mr. Timothy J. Duffy and 6.25% for Mr. Bruce R. Knooihuizen. As a result of Mr. Everett R. Dobson changing his role from President and CEO to that of executive Chairman of the Board during 2005, his base salary was reduced by 20%. In addition, Mr. Frank Franzese was hired during November of 2005; thus his salary did not increase for 2006.

Base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that the executive is a covered employee under Section 162(m) of the Internal Revenue Code. Section 162(m) places a $1.0 million per person limitation on the tax deduction we may take for compensation paid to our employees, except compensation constituting of performance-based compensation, as defined by the Internal Revenue Code, is not subject to the $1.0 million limit. The Committee expects to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with other objectives of our compensation program. In doing so, the Committee may utilize alternatives such as deferring compensation in order to qualify compensation for deductibility and may rely on grandfathering provisions with respect to existing compensation commitments. For the year ended December 31, 2006, the Committee adhered to these procedures. Although the Committee currently seeks to maximize the deductibility of compensation paid to executive officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

Benefits.  The NEO’s participate in a variety of health and welfare benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our qualified 401(k) Plan allows substantially all employees whom have greater than one year of service to participate and contribute up to 100% of their base salary and bonuses, up to the limits imposed by the Internal Revenue Code, $15,500 for 2007, or $20,500 for eligible employees over 50 years of age. We provide a 100% match on the first 4% of employee contributions, which vests immediately, up to the limits imposed by the Internal Revenue Code, $225,000 for 2007. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries.

Annual Cash Incentive Bonuses

For 2006, we utilized a cash incentive bonus plan previously adopted by the Board to motivate and direct our officers, including our NEO’s, to obtain certain key objectives (noted above). These objectives were chosen by the Committee as key objectives for 2006 because they are the predominate factors used in determining the growth and success of our business.

Bonus Plan Criteria — Company Performance.  A portion, ranging from 20% to 90%, of each officer’s cash incentive bonus was based on achieving certain company performance goals for 2006. The balance of the individual bonus targets were related to the specifics of the individual’s responsibilities. These company performance objectives are included below:

•	Increases in Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA

•	Increases in gross customer additions

•	Increases in net customer additions

•	Lower churn rate

•	Increases in average revenue per unit, or ARPU

•	Control costs associated with gross customer additions

•	Improving customer satisfaction ratings

Since our executive Chairman, Mr. Everett R. Dobson, and our CEO, Mr. Steven P. Dussek, are involved in all aspects of our business, for 2006 they both had 90% of their annual cash incentive based on the achievement of these company-wide objectives. The Committee allocated 65% of these company-wide objectives to the cash incentive bonus of Mr. Bruce R. Knooihuizen, our CFO, 50% to Mr. Frank Franzese and 35% to Mr. Timothy J. Duffy, all resulting from what the Committee believe represented the adequate allocation to properly motivate and direct these officers to perform at their best. The bonus payout for the achievement of each objective could have ranged from 0% to 125% of the specific objective’s target amount. The likelihood of obtaining each objective varies from year-to-year based on the aggressiveness of the objective’s target and our overall performance as a company. The payout for the achievement of each objective is calculated individually, thus there are numerous possible outcomes for any officer’s given bonus amount. The payout for each individual objective could: (a) not meet the threshold; (b) meet or exceed the threshold; (c) meet or exceed the target; or (d) meet the maximum. As a whole, the payout based on the company performance objectives for 2006 was 66% of the overall target achievement amount.

Bonus Plan Criteria — Individual Performance.  The individual performance portion of the annual cash incentive bonus is in place to allow more specific goals to be met and achieved at the individual level. The criteria set forth in this portion of the bonus is more directly related to each officer’s specific job functions and responsibilities, thus, when performing these functions at a high level, the officer will be compensated accordingly.

Discretionary Bonus.  The Committee has the right at any time to use its discretion to adjust bonus levels or targets or make any additional discretionary bonuses available when the Committee determines they are warranted. For 2006, the Committee, after considering our strong overall financial and operational performance, as well as each individual officer’s performance, and taking into consideration the information provided by management and the recommendation of management, recommended to the Board that the Board award additional discretionary bonus awards totaling $397,290, allocated at its discretion among the 17 officers covered by the bonus plan.

Long-Term Incentives; Stock Options

Stock option grants to our officers are based on job responsibilities and potential for individual contribution, with reference to the levels of total direct compensation (total cash compensation plus the value of stock options) of executives at peer telecommunications companies. As with the determination of base salaries and annual bonus objectives, the Committee exercises judgment and discretion in view of the above criteria and its general policies.

Stock options provide for potential financial gain based upon an appreciation if our stock price increases from the date that the option is granted until the date that the option is exercised. Therefore, we grant stock options to encourage our key employees by providing opportunities to participate in the ownership and the potential appreciation of our stock price. The Committee presently administers all of our stock option plans. All stock options are issued at the market price on the date of grant with an expiration of ten years from the grant date. All options vest at either a rate of 20% or 25% per year. Stock options issued are subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization or certain defined change of control events. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price.

Because financial gain from stock options results from an appreciation in our common stock price, we believe grants of stock options encourage executives and other key employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all of our shareholders.

Our officers and certain other key employees, approximately 150 employees company-wide, receive stock options. We granted options in 2006 to certain employees, officers and directors. These options were issued at the current market price ranging from $7.40 to $9.15 per share and will vest at a rate of 25% per year with a ten year expiration date.

Our stock options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. Fair market value is determined as the closing price of our common stock on the grant date. Through 2006, all grants were made by our Board of Directors. Our general practice has been to grant stock options only on the annual grant date or, in some cases, at the time of hire.

Except for stock options granted as part of the regular annual process, no other option grants were made to the NEO’s during 2006.

Stock Ownership Guidelines.  Our insider trading policy requires NEO’s to trade our securities within predetermined trading periods and also requires pre-clearance of all trades. We prohibit executive officers from buying or selling derivative securities related to our common stock, such as puts or calls on our common stock, without the approval of our Board of Directors, because such securities may diminish the alignment with the objectives that we are trying to foster. Company-issued options are transferable.

Perquisites.  Our NEO’s, along with other executive officers, are provided a limited number of perquisites whose primary purpose is to minimize distractions from the executives’ attention to our important initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.

We provide the following, all of which are quantified in the Summary Compensation Table on page 20.

•	Limited personal use of our company airplane in accordance with our aircraft use policy. We believe that this benefit allows executives to devote additional time to our business. The officer is required to reimburse us for such personal use in an amount equal to our actual variable costs incurred from the flight (i.e. landing fees, catering, fuel costs, etc). Any tax treatment to the officer follows applicable IRS rules.

•	In some cases, personal use of a company provided vehicle. Historically, employment relationships included a company provided vehicle to certain officers. Although these certain officers continue to benefit from a company provided vehicle, our current policy does not provide company vehicles to executives.

•	In some cases, country club memberships have been provided. Historically, employment relationships included country club memberships to certain officers. Although these certain officers continue to benefit from these memberships, our current policy does not provide for such memberships.

We do not provide loans to executive officers.

Employment Contracts

With the exception of our Chairman, Mr. Everett R. Dobson, who is a controlling partner of DCCLP, which as of April 24, 2007 owned shares of our common stock representing over 56% of the total voting power of our outstanding common stock, all NEO’s are eligible for certain benefits and payments if employment terminates, as described under “Employment Contracts and Employment Termination Agreements” beginning on page 23.

Termination Benefits.  Although each agreement is different, if in the event Messrs. Dussek, Knooihuizen or Duffy were to be terminated by us without “cause” or by the officer for “good reason,” the officer will be entitled to a lump-sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to amounts set forth in their specific employment contract. In addition, any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination.

Termination agreements benefit our officers by allowing them to act in the best interest of our shareholders without the distraction or negative ramifications of changes to their own position within our company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis, or CD&A, with our management. Based on the review and discussions, the Compensation Committee recommended to our Board of Directors that the CD&A be included in these Proxy Materials.

Compensation Committee

Justin L. Jaschke (Chair)
Albert H. Pharis, Jr.
Mark S. Feighner

February 27, 2007

EXECUTIVE COMPENSATION TABLES

The following table and notes below summarize the compensation of the NEO’s for the fiscal year end December 31, 2006. The NEO’s include our Chief Executive Officer, Chief Financial Officer and our three next highest-paid executive officers ranked by their total compensation during the year ended December 31, 2006.

Summary Compensation Table For Fiscal Year 2006

					Non-Equity
				Option	Incentive	All Other
		Salary	Bonus	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)		($)

Steven P. Dussek	2006	$525,000	$108,000	$716,000	$342,000	$—		$1,691,000
Chief Executive Officer, President and Director
Bruce R. Knooihuizen	2006	425,000	39,000	399,897	192,250	17,000	(5)	1,073,147
Executive Vice President and Chief Financial Officer
Everett R. Dobson	2006	478,230	86,400	634,168	273,600	10,388	(6)	1,482,786
Director and executive Chairman of the Board
Frank Franzese	2006	275,000	19,810	535,500	141,735	71,843	(7)	1,043,888
Senior Vice President of Sales
Timothy J. Duffy	2006	262,500	10,500	270,415	110,125	16,959	(8)	670,499
Senior Vice President and Chief Technical Officer

(1)	Bonuses for 2006 represent the discretionary bonuses paid in 2007 with respect to services performed in 2006.

(2)	Represent the compensation costs of stock options for financial reporting purposes for the year under SFAS No. 123(R), rather than the amount paid to or realized by the NEO.

(3)	Represents amounts paid under our 2006 Annual Cash Incentive Bonus Plan paid in 2007 with respect to services performed in 2006.

(4)	Includes the matching contributions made by us to the account of the executive officer under our 401(k) Plan.

(5)	Represents the value of perquisites and other personal benefits, including $8,200 for a company-provided vehicle and $8,800 for matching contribution made by us to his 401(k) Plan. Excludes personal use of our aircraft for which we incurred no incremental cost. In accordance with our aircraft use policy, if our aircraft is being used for business travel, others who are covered by our policy may travel along at no cost if there is space available on the aircraft. We do not reimburse personnel for income taxes incurred as a result of the personal use of our aircraft.

(6)	Represents the value of perquisites and other personal benefits, including $1,588 for a company-provided vehicle and $8,800 for matching contribution made by us to his 401(k) Plan.

(7)	Represents amount paid in 2006 for relocation bonuses.

(8)	Represents the value of perquisites and other personal benefits, including $5,819 for a country club membership, $2,340 for a company-provided vehicle and $8,800 for matching contribution made by us to his 401(k) Plan.

Grants of Plan-Based Awards For Fiscal Year 2006

					All Other
					Option Awards:
		Estimated Future Payouts			Number of		Grant Date
		Under Non-Equity			Securities	Exercise or	Fair Value of
		Incentive Plan Awards(1)			Underlying	Base Price of	Stock and
	Grant	Threshold	Target	Maximum	Options	Option Awards	Option Awards
Name	Date	($)(2)	($)(3)	($)(4)	(5)	($/share)	($)(6)

Steven P. Dussek	—	$—	$500,000	$625,000	—	$—	$—
Bruce R. Knooihuizen	3/1/2006	—	250,000	312,500	85,000	7.43	561,850
Everett R. Dobson	3/1/2006	—	400,000	500,000	125,000	7.43	826,250
Frank Franzese	—	—	165,000	206,250	—	—	—
Timothy J. Duffy	3/1/2006	—	125,000	156,250	65,000	7.43	429,650

(1)	These represent the minimum, target and maximum amounts that could have been received under the Annual Cash Incentive Bonuses (see Compensation Discussion and Analysis for further details relating to this compensation element). Actual amounts paid are in Summary Compensation Table above under “Non-Equity Incentive Compensation”. An individual could meet or exceed a threshold for one objective and not another, thus, making the total bonus payout range anywhere from 0% to 125% of target.

(2)	Represents the minimum amounts to be paid if the executive officer was unable to meet any of the minimum thresholds for any company-wide or individual objectives. The threshold payout for the achievement of a given objective varies and for most objectives range anywhere from 80% to 100% of the objective’s targeted bonus payout.

(3)	Represents the targeted amounts to be paid if the executive officer were to meet 100% of each company-wide and individual objective.

(4)	Represents the amounts achievable if the executive officer were to obtain the high end (125% or more) for each company-wide and individual objective.

(5)	All options granted on 3/1/2006 above, vest at a rate of 25% per year over four years.

(6)	The grant date fair value of each equity award for 2006 represents the value of the options issued during 2006. The options issued on 3/1/2006 were valued at $6.61 using the Black-Scholes Pricing Model.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards
	No. of Securities Underlying		Option		Option
	Unexercised Options		Exercise		Expiration
Name	Exercisable	Unexercisable	Price ($)		Date

Steven P. Dussek	400,000	1,200,000	$1.84	(1)	4/11/2015
Bruce R. Knooihuizen	77,036	—	2.34	(2)	1/29/2008
	33,333	—	7.09	(3)	5/10/2010
	494,000	—	2.09	(4)	4/25/2012
	92,500	92,500	3.49	(5)	3/10/2014
	21,250	63,750	2.06	(6)	3/10/2015
	—	85,000	7.43	(7)	3/1/2016
Everett R. Dobson	1,000,000	—	2.30	(4)	4/25/2012
	137,500	137,500	3.49	(5)	3/10/2014
	31,250	93,750	2.06	(6)	3/10/2015
	—	125,000	7.43	(7)	3/1/2016
Frank Franzese	75,000	225,000	7.41	(8)	11/28/2015
Timothy J. Duffy	53,826	—	3.77	(9)	1/1/2009
	25,000	—	7.09	(3)	5/10/2010
	175,000	—	2.09	(4)	4/25/2012
	70,000	70,000	3.49	(5)	3/10/2014
	16,250	48,750	2.06	(6)	3/10/2015
	—	65,000	7.43	(7)	3/1/2016

(1)	Vest at a rate of 25% per year over four years, beginning from the grant date of 4/11/2005.

(2)	Vest at a rate of 20% per year over five years, beginning from the grant date of 1/29/1998.

(3)	Vest at a rate of 20% per year over five years, beginning from the original grant date of 5/10/2000.

(4)	Vest at a rate of 25% per year over four years, beginning from the grant date of 4/25/2002.

(5)	Vest at a rate of 25% per year over four years, beginning from the grant date of 3/10/2004.

(6)	Vest at a rate of 25% per year over four years, beginning from the grant date of 3/10/2005.

(7)	Vest at a rate of 25% per year over four years, beginning from the grant date of 3/1/2006.

(8)	Vest at a rate of 25% per year over four years, beginning from the grant date of 11/28/2005.

(9)	Vest at a rate of 20% per year over five years, beginning from the grant date of 1/1/1999.

Option Exercises and Stock Vesting For Fiscal Year 2006

Option Awards
	No. of Shares	Value Realized
	Acquired	Upon
Name	on Exercise	Exercise ($)

Steven P. Dussek	—	$—
Bruce R. Knooihuizen	121,160	$908,203	(1)
Everett R. Dobson	—	$—
Frank Franzese	—	$—
Timothy J. Duffy	—	$—

(1)	Represents the value realized by the executive officer upon exercise of his options; 63,803 shares exercised with an exercise price of $0.78, 51,357 shares exercised with an exercise price of $2.34 and 6,000 shares exercised with an exercise price of $2.09.

EMPLOYMENT CONTRACTS AND EMPLOYMENT TERMINATION AGREEMENTS

Agreement with Steven P. Dussek, our Chief Executive Officer and President

On April 1, 2005, we entered into an employment agreement with Steven P. Dussek pursuant to which Mr. Dussek became our Chief Executive Officer and President, effective as of April 11, 2005. The employment agreement has an initial term of five years, expiring April 10, 2010.

The employment agreement provides for an annual base salary during the term of the agreement of not less than $500,000. Mr. Dussek’s base salary may be increased, but not decreased, pursuant to an annual review by the Board of Directors. Mr. Dussek is also entitled to annual incentive bonuses during the term of the agreement based on target amounts and performance goals to be established by the Board of Directors, with a target bonus for 2005 of $500,000 (prorated for Mr. Dussek’s actual period of employment during 2005).

Mr. Dussek was also granted an option to purchase 1.6 million shares of our Class A common stock with an exercise price of $1.84 per share, the fair market value of the Class A common stock on the date of grant. This option will vest at 25% per year through 2009. Mr. Dussek will also be entitled to a tax gross-up payment in the event any amounts paid or payable to him are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

During the term of the agreement, Mr. Dussek and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, he is eligible to participate in any pension, retirement, savings and other employee benefit plans and programs maintained by us from time to time for the benefit of our senior executive officers.

Mr. Dussek also received $200,000 upon commencement of employment and was reimbursed for expenses incurred in relocating to our Oklahoma City, Oklahoma headquarters.

Under the agreement, in the event Mr. Dussek’s employment is terminated by us without “cause” or by Mr. Dussek for “good reason,” Mr. Dussek will be entitled to a lump-sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to two times his average annual compensation under the agreement for the two-year period immediately preceding the date of termination, and any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination. Based on information as of December 31, 2006, the total payout for termination of Mr. Dussek would be $1,895,692 in cash, with fully vested options valued at an additional $10,992,000.

Cause is defined in the agreement to include conviction of a felony that relates to the executive officer’s employment with us, acts of dishonesty intended to result in substantial personal enrichment at our expense or the willful failure to follow a direct, reasonable and lawful written directive from the Board of Directors which failure is not cured within 30 days. No act or omission will be considered willful unless it is done or omitted in bad faith and without reasonable belief it was in our best interest, and any determination of cause must be approved by three-fourths of our entire Board of Directors. Good reason is defined in the agreement to include the assignment of duties inconsistent with Mr. Dussek’s position, authority, duties or responsibilities, a reduction in his base salary or relocation outside the greater Oklahoma City metropolitan area or the area in which he is currently employed.

In addition, if Mr. Dussek’s employment is terminated by us without cause or by Mr. Dussek for good reason, we must, at our option, either (1) pay Mr. Dussek a sum equal to 18 times the lesser of the monthly cost of COBRA coverage or $1,200, or (2) maintain coverage for Mr. Dussek and his spouse and dependents for a period of 18 months under the medical, hospitalization and dental programs in which they participated immediately prior to the date of termination.

Agreement with Bruce R. Knooihuizen, our Executive Vice President and Chief Financial Officer

In November 2004, we entered into employment agreement with Mr. Knooihuizen. The agreement with Mr. Knooihuizen has three-year terms and provides for an initial base salary of $400,000. The base salary may be increased, but not decreased, pursuant to an annual review by the Board of Directors. Mr. Knooihuizen is also entitled to annual incentive bonuses during the term of the agreement based on target amounts and performance goals to be established by the Board of Directors. During the term of the agreement, he and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, Mr. Knooihuizen is eligible to participate in any pension, retirement savings and other employee benefit plans and programs maintained by us from time to time for the benefit of our senior executive officers.

Under our agreement with Mr. Knooihuizen, in the event employment is terminated by us without cause or by him for good reason, he will be entitled to a lump-sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to two times his average annual compensation for the two-year period immediately preceding the date of his agreement, and any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination. Based on information as of December 31, 2006, the total payout for termination of Mr. Knooihuizen would be $1,188,851 in cash, with fully vested options valued at an additional $5,454,749.

Agreement with Everett R. Dobson, our executive Chairman of the Board

No formal employment agreement is in effect with our executive Chairman of the Board, Everett R. Dobson.

Agreement with Frank Franzese, our Senior Vice President of Sales

In November 2005, we entered into an employment agreement with Mr. Frank Franzese. The agreement with Mr. Franzese provides for an initial base salary of $275,000. The base salary may be increased, but not decreased, pursuant to an annual review by the Board of Directors. Mr. Franzese is also entitled to annual cash incentive bonuses during the term of the agreement based on target amounts and performance goals to be established by the Board of Directors. During the term of the agreement, Mr. Franzese is entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, Mr. Franzese is eligible to participate in any pension, retirement savings and other employee benefit plans and programs maintained by us from time to time for the benefit of our senior executive officers.

Under our agreement with Mr. Franzese, in the event employment is terminated by us without cause or by him for good reason (other than as a result of the replacement by us of our Chief Executive Officer or Chief Operating Officer), he will be entitled to severance equal to one year’s salary and bonus, with the bonus amount determined by his bonus in the previous year. Based on information as of December 31, 2006, the total payout for termination of Mr. Franzese would be $436,545 in cash.

Agreement with Timothy J. Duffy, our Senior Vice President and Chief Technical Officer

In November 2004, we entered into an employment agreement with Mr. Duffy. The agreement with Mr. Duffy has three-year terms and provides for an initial base salary of $250,000. The base salary may be increased, but not decreased, pursuant to an annual review by the Board of Directors. Mr. Duffy is also entitled to annual incentive bonuses during the term of the agreement based on target amounts and performance goals to be established by the Board of Directors. During the term of the agreement, he and his spouse and dependents are entitled to participate in all welfare benefit plans maintained by us for our senior executive officers, including all medical, life and disability insurance plans and programs. In addition, Mr. Duffy is eligible to participate in any pension, retirement savings and other employee benefit plans and programs maintained by us from time to time for the benefit of our senior executive officers.

Under our agreement with Mr. Duffy, in the event employment is terminated by us without cause or by him for good reason, he will be entitled to a lump-sum payment equal to his base salary and accrued vacation pay through the date of termination, plus severance pay equal to two times his average annual compensation for the two-year period immediately preceding the date of his agreement, and any outstanding awards under our stock option plans will become fully vested and the exercise period will be extended to one year from the date of termination. Based on information as of December 31, 2006, the total payout for termination of Mr. Duffy would be $703,005 in cash, with fully vested options valued at an additional $2,711,146.

The amount of any severance payable by us under these agreements upon the termination of employment depends on whether the executive officer is terminated by us for cause or he terminates his employment with us for good reason. Cause is defined in the agreements to include conviction of a felony that relates to the executive officer’s employment with us, acts of dishonesty intended to result in substantial personal enrichment at our expense or the willful failure to follow a direct, reasonable and lawful written directive from a supervisor or the Board of Directors which failure is not cured within 30 days. No act or omission will be considered willful unless it is done or omitted in bad faith and without reasonable belief it was in our best interest, and any determination of cause must be approved by three-fourths of the entire Board of Directors. Good reason is defined in the agreement to include the assignment of duties inconsistent with the executive officer’s position, authority, duties or responsibilities, a reduction in the executive officer’s base salary, relocation outside the greater Oklahoma City metropolitan area or the replacement by us of our Chief Executive Officer or Chief Operating Officer.

In addition, if the executive officer’s employment under these agreements is terminated by us without cause or by the executive officer for good reason, we must, at our option, either (1) pay the executive officer a sum equal to 18 times the lesser of the monthly cost of COBRA coverage or $1,200/month, or (2) maintain coverage for the executive officer and his spouse and dependents for a period of 18 months under the medical, hospitalization and dental programs in which they participated immediately prior to the date of termination.

In each of these employment agreements, we have agreed to reimburse the executive officers for all legal fees and expenses reasonably incurred by them in connection with any dispute between us and the executive officer regarding his agreement, and to pay a gross-up amount to compensate the executive officer for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, on any amounts due the executive officer under his employment or retention agreement with us.

Compensation Committee Interlocks and Insider Participation

At December 31, 2006, our Compensation Committee consisted of Messrs. Justin L. Jaschke, Albert H. Pharis, Jr. and Mark S. Feighner. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries, at any time during 2006. Mr. Pharis served as Chief Executive Officer of our former subsidiary, Logix Communications Enterprises, Inc., from September 1999 until April 2001, and was a paid consultant to us from December 1998 until December 31, 2003. In addition, Messrs. Jaschke and Pharis were directors of Logix until April 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of each class of our common stock as of April 24, 2007, unless otherwise indicated, held by:

•	each of our named executive officers;

•	each of our directors;

•	each person or group of affiliated persons known by us to beneficially own more than 5% of each voting class of our stock; and

•	all directors and executive officers as a group.

The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after April 24, 2007. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group. Except as otherwise noted below, we believe each person has sole voting and investment power with respect to all shares listed in the following table.

	Class A Common Stock(1)		Class B Common Stock
	Number of		Number of		Percent of	Percent of
	Shares		Shares		Total	Total
	Beneficially	Percent of	Beneficially	Percent of	Economic	Voting
Name and Address of Beneficial Owner	Owned	Class	Owned	Class	Interest	Power(2)

Everett R. Dobson(3)(5)	2,548,964	1.7%	19,418,021	100.0%	12.7%	56.7%
14201 Wireless Way Oklahoma City, OK 73134
Stephen T. Dobson(4)(5)	1,386,464	*	19,418,021	100.0%	12.1%	56.5%
4201 Wireless Way Oklahoma City, OK 73134
Dobson CC Limited Partnership(5)	1,248,964	*	19,418,021	100.0%	12.1%	56.5%
14201 Wireless Way Oklahoma City, OK 73134
Steven P. Dussek(6)	800,000	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Bruce R. Knooihuizen(7)	803,870	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
Timothy J. Duffy(8)	423,260	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
Frank Franzese(9)	75,000	*	—	—	*	*
14201 Wireless Way Oklahoma City, OK 73134
Fred J. Hall (10)	211,250	*	—	—	*	*
123 South Hudson Oklahoma City, OK 73102
Justin L. Jaschke (11)	246,952	*	—	—	*	*
5616 South Ivy Court Greenwood Village, CO 80111
Albert H. Pharis, Jr(12)	223,056	*	—	—	*	*
7024 A1A South St. Augustine, FL 32080
Robert A. Schriesheim(13)	87,500	*	—	—	*	*
1413 Tower Road Winnetka, IL 60093
Mark S. Feighner(14)	87,500	*	—	—	*	*
460 East Jeter Rd Bartonville, TX 76226
FMR Corp.(15)	17,542,494	11.6%	—	—	10.2%	5.1%
82 Devonshire Street Boston, MA 02109
Jennison Associates LLC(16)	14,862,406	9.8%	—	—	8.7%	4.3%
466 Lexington Avenue New York, NY 10017

	Class A Common Stock(1)		Class B Common Stock
	Number of		Number of		Percent of	Percent of
	Shares		Shares		Total	Total
	Beneficially	Percent of	Beneficially	Percent of	Economic	Voting
Name and Address of Beneficial Owner	Owned	Class	Owned	Class	Interest	Power(2)

Iridian Asset Management LLC(17)	14,024,993	9.2%	—	—	8.2%	4.1%
276 Post Rd West Westport, CT 06880-4704
TCS Capital GP, LLC(18)	13,641,513	9.0%	—	—	8.0%	3.9%
888 Seventh Avenue, Suite 1504 New York, NY 10019
WAM Acquisition GP, Inc (19)	12,669,200	8.3%	—	—	7.4%	3.7%
227 W. Monroe Street, Suite 3000 Chicago, IL 60606
Highbridge Capital Management, LLC(20)	8,055,799	5.3%	—	—	4.7%	2.3%
9 West 57th St, 27th Floor New York, NY 10019
All directors and executive officers as a group (12 persons) (21)	5,834,669	3.7%	19,418,021	100.0%	14.4%	57.1%

*	less than 1%.

(1)	The number of shares of Class A common stock includes shares of our Class A common stock issuable upon the assumed conversion of shares of our Series F preferred stock, the assumed conversion of our senior convertible debentures and the assumed conversion of our Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days after April 24, 2007. Each outstanding share of our Series F preferred stock is immediately convertible into 20 shares of our Class A common stock. Each of our senior convertible debentures is immediately convertible into shares of our Class A common stock initially at a conversion rate of 97.0685 shares per $1,000 principal amount of the debentures (equivalent to an initial conversion price of approximately $10.30 per share). Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, where issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)	In calculating the percent of total voting power, the voting power of shares of our Class A common stock and our Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of shareholders, except as required by law and except in the election of Class A directors. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes options to purchase an aggregate of 1,300,000 shares of Class A common stock, which options may be exercised within 60 days after April 24, 2007. Mr. Dobson ceased to be our President and Chief Executive Officer on April 11, 2005. He serves as executive Chairman of the Board.

(4)	Includes options to purchase an aggregate of 137,500 shares of Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(5)	Based on a Schedule 13G/A filed with the Commission on February 14, 2007 reporting shared voting and investment power with respect to all such shares. As directors of RLD, Inc., the general partner of Dobson CC Limited Partnership, Everett R. Dobson and Stephen T. Dobson share voting and investment power with respect to such shares. In addition, the shares of Class B common stock reported in the Schedule 13G/A include 7,212,736 shares that have been pledged by Dobson CC Limited Partnership to secure its obligations under a May 16, 2006 prepaid variable forward sale transaction with Lehman Brothers OTC Derivatives Inc. pursuant to which Dobson CC Limited Partnership agreed to deliver up to a maximum of 7,212,736 shares of

Class A common stock, subject to an option to settle in cash, on the settlement date, which will be May 16, 2008. The actual number of shares that Dobson CC Limited Partnership will be required to deliver will be based on the price of the Class A common stock preceding the settlement date, but will not be less than 6,010,613 shares nor more than 7,212,736 shares. During the term of the contract, Dobson CC Limited Partnership will maintain voting rights, and will participate to a significant degree in future stock price appreciation. Dobson CC Limited Partnership also retains the right to settle the contract for an equivalent amount of cash in lieu of stock. The variable forward sale contract does not apply to the remaining 13,454,249 shares of our common stock held by Dobson CC Limited Partnership or any vested or unvested option shares owned by Everett R. Dobson or Stephen T. Dobson.

(6)	Includes options to purchase an aggregate of 800,000 shares of our Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(7)	Includes options to purchase an aggregate of 803,870 shares of our Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(8)	Includes options to purchase an aggregate of 407,576 shares of our Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(9)	Includes options to purchase an aggregate of 75,000 shares of our Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(10)	Includes options to purchase an aggregate of 148,750 shares of Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(11)	Includes options to purchase an aggregate of 87,500 shares of Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(12)	Includes options to purchase an aggregate of 173,056 shares of Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(13)	Includes options to purchase an aggregate of 87,500 shares of our Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(14)	Includes options to purchase an aggregate of 87,500 shares of our Class A common stock, which options may be exercised within 60 days after April 24, 2007.

(15)	Based on a Schedule 13G/A filed with the Commission on February 14, 2007 reporting sole voting power with respect to 2,239,851 shares and no voting power with respect to 15,302,643 shares.

(16)	Based on a Schedule 13G filed with the Commission on February 13, 2007 reporting sole voting and investment power with respect to all such shares.

(17)	Based on a Schedule 13G/A filed with the Commission on February 5, 2007 reporting shared voting and investment power with respect to all such shares.

(18)	Based on a Schedule 13G/A filed with the Commission on January 19, 2007 reporting sole voting and investment power with respect to all such shares.

(19)	Based on a Schedule 13G/A filed with the Commission on January 9, 2007 reporting sole voting power with respect to 11,944,200 shares and shared voting power with respect to 725,000 shares.

(20)	Based on a Schedule 13G/A filed with the Commission on January 29, 2007 reporting shared voting and investment power with respect to all such shares.

(21)	Includes options to purchase an aggregate of 4,270,752 shares of Class A common stock, which options may be exercised within 60 days after April 24, 2007.

OTHER INFORMATION

Availability of Form 10-K and Annual Report to Shareholders

We are required to provide an annual report to shareholders who receive this proxy statement. We will also provide copies of the annual report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the annual report to shareholders, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (not including documents incorporated by reference), are available without charge to shareholders upon written request to our Corporate Secretary. You may review our filings with the Securities and Exchange Commission by visiting our website at http://www.dobson.net.

Shareholder Proposals for 2008

Our 2008 Annual Meeting of Shareholders is expected to be held on or about June 4, 2008, and proxy materials in connection with that meeting are expected to be mailed on or about April 20, 2008. In order to be included in our proxy materials for our 2008 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before December 26, 2007.

Any such proposal should be addressed to the Secretary, Dobson Communications Corporation, 14201 Wireless Way, Oklahoma City, Oklahoma 73134. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our 2008 Annual Meeting of Shareholders in accordance with applicable law. We suggest that such proposals be sent by certified mail, return receipt requested.

In addition, if we receive notice after March 10, 2008 of any proposal which a shareholder intends to present at our 2008 Annual Meeting, the persons named in the proxy solicited by our Board of Directors for our 2008 Annual Meeting may exercise discretionary voting with respect to such proposal.

General

We know of no matters to be presented at the meeting other than those included in the Notice. Should any other matter requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

By Order of the Board of Directors

STEPHEN T. DOBSON
Secretary

Oklahoma City, Oklahoma
April 27, 2007

PROXY
DOBSON COMMUNICATIONS CORPORATION
14201 WIRELESS WAY
OKLAHOMA CITY, OKLAHOMA 73134
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Bruce R. Knooihuizen and Richard D. Sewell, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Dobson Communications Corporation, an Oklahoma corporation (the “Company’’), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, June 4, 2007, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:
A ☒ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

FOR ALL
	NOMINEES	WITHHOLD AUTHORITY
	LISTED TO RIGHT	FOR ALL NOMINEES	NOMINEE:
1. Election of Directors	[ ]	[ ]	Fred J. Hall
Steven P. Dussek
INSTRUCTION: to withhold authority to vote for any nominee, write that nominee’s name on the line provided below.

2. Approve the 2007 Performance Bonus Plan for officers.
[ ] FOR       [ ] AGAINST       [ ] ABSTAIN
3. Ratify and approve the selection of KPMG LLP as the independent registered public accounting firm for Dobson Communications Corporation for 2007.
[ ] FOR       [ ] AGAINST       [ ] ABSTAIN
4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.
(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.
The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED	, 2007

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.

PROXY
DOBSON COMMUNICATIONS CORPORATION
14201 WIRELESS WAY
OKLAHOMA CITY, OKLAHOMA 73134
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Bruce R. Knooihuizen and Richard D. Sewell, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Dobson Communications Corporation, an Oklahoma corporation (the “Company’’), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, June 4, 2007, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:
A ☒ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

	FOR ALL NOMINEES	WITHHOLD AUTHORITY
	LISTED TO RIGHT	FOR ALL NOMINEES	NOMINEE:
1. Election of Directors	[ ]	[ ]	Fred J. Hall
Steven P. Dussek
INSTRUCTION: to withhold authority to vote for any nominee, write that nominee’s name on the line provided below.

2. Approve the 2007 Performance Bonus Plan for officers.
[ ] FOR       [ ] AGAINST       [ ] ABSTAIN
3. Ratify and approve the selection of KPMG LLP as the independent registered public accounting firm for Dobson Communications Corporation for 2007.
[ ] FOR       [ ] AGAINST       [ ] ABSTAIN
4. In their discretion, the named proxies are authorized to vote in accordance with their own judgment upon such other matters as may properly come before the Annual Meeting.
(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.
The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE

SIGNATURE

DATED	, 2007

NOTE: Please complete, date and sign exactly as your name appears hereon. In the case of joint owners, each owner should sign. When signing as administrator, attorney, corporate officer, executor, guardian, trustee, etc., please give your full title as such.